Exhibit 99.1

Emerge Energy Services LP Announces New CFO Jody Tusa

Southlake, Texas — May 4, 2015 — Emerge Energy Services LP (“Emerge Energy”) today announced the appointment of Mr. Jody Tusa as the chief financial officer Emerge Energy Services GP LLC, the general partner of Emerge Energy, effective on May 4, 2015. Mr. Tusa brings more than 35 years of finance experience to his new role, having recently served as CFO of USA Compression Partners, LP. Mr. Tusa replaces Robert Lane, who has resigned for personal reasons. Mr. Lane will remain with Emerge Energy until May 31, 2015 to ensure a smooth transition as Mr. Tusa takes over his duties as Chief Financial Officer.

Mr. Tusa brings over 35 years of financial and accounting experience to the position. He joins Emerge Energy following a distinguished career at USA Compression Partners, LP where he served as CFO from 2008 to January 2015. Most recently, Mr. Tusa served as President of Compression JCT Holding Corporation. Previously, he served as the CFO of Comsys IT Partners, Inc. from 2001 to 2007, and has held positions at various entities as a finance officer since 1987.

“We are very excited to welcome Jody to the Emerge Energy executive team. He brings extensive experience and thoughtful leadership to our partnership. His background in the MLP space complements both our day-to-day financial operations and his track record demonstrates an ability to help create value and growth,” said Rick Shearer, chief executive officer and president.

“I am very excited to be joining Emerge and its leadership team at this point in its young life as a public company,” said Mr. Tusa.  “Emerge is a company with tremendous capabilities, talented people and market leadership positions in an industry with huge upside. I see a great opportunity to continue building on the company’s success bringing innovations to customers, and creating value for our unitholders.”

Mr. Tusa holds an M.B.A. from Louisiana State University where he graduated with highest honors and a BBA in accounting from Texas State University.

About Emerge Energy Services LP

Emerge Energy Services LP (NYSE: EMES) is a growth-oriented limited partnership engaged in the businesses of mining, producing, and distributing silica sand, a key input for the hydraulic fracturing of oil and natural gas wells.  Emerge Energy also processes transmix, distributes refined motor fuels, operates bulk motor fuel storage terminals, and provides complementary fuel services.  Emerge Energy operates its sand segment through its subsidiary Superior Silica Sands LLC and its fuel segment through its subsidiaries Direct Fuels LLC and Allied Energy Company LLC.

Forward-Looking Statements

This release contains certain statements that are “forward-looking statements.” These statements can be identified by the use of forward-looking terminology including “may,” “believe,” “will,” “expect,” “anticipate,” or “estimate.” These forward-looking statements involve risks and uncertainties, and there can be no assurance that actual results will not differ materially from those expected by management of Emerge Energy.   When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Emerge Energy’s annual report on Form 10-K. The risk factors and other factors noted in the annual report could cause its actual results to differ materially from those contained in any forward-looking statement.  Except as required by law, Emerge Energy does not undertake any obligation to update or revise such forward-looking statements to reflect events or circumstances that occur after the date hereof.

PRESS CONTACT

Warren Bonham, Vice President

(817) 488-5917